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                           OREGON STEEL MILLS, INC.


                                                                EXHIBIT 11.0

                       STATEMENT REGARDING COMPUTATION
                            OF PER SHARE EARNINGS
                 (In thousands, except per share data amounts)




                                     Three Months Ended     Six Months Ended
                                           June 30              June 30
                                     ------------------     ----------------
                                      1994        1993       1994      1993
                                     -----        ----      -----      ----
Weighted average number of common
  shares outstanding                  19,378     19,348     19,373    19,100

Common stock equivalents arising
  from 598 shares of stock to be
  issued March 2003.                     598        598        598       598
                                     -------    -------    -------   -------

                                      19,976     19,946     19,971    19,698
                                     =======    =======    =======   =======

Net income                           $ 3,439    $ 9,244    $ 7,126   $16,020
                                     =======    =======    =======   =======

Primary and fully diluted
  net income per common and
  common equivalent shares
                                        $.17       $.46       $.36      $.81
                                        ====       ====       ====      ====
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